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                                                                  EXHIBIT (A)(2)


                    RIDER TO THE LETTER OF REPRESENTATIONS
                                      OF
                   MUNIHOLDINGS MICHIGAN INSURED FUND, INC.
                                      AND
                      IBJ WHITEHALL BANK & TRUST COMPANY
                             DATED           , 199

     1. This Rider supersedes any contradictory language set forth in the Letter of Representations to which it is appended. Capitalized terms used and not defined herein have the meaning set forth in the Letter of Representations to which this Rider is appended.

     2. The Prospectus indicates that in the event the Issuer retroactively allocates any net capital gains or other income subject to regular Federal income tax to shares of AMPS without having given advance notice thereof to the Auction Agent as described in the Prospectus solely by reason of the fact that such allocation is made as a result of the redemption of all or a portion of the shares of AMPS outstanding or the liquidation of the Issuer (the amount of such allocation being referred to herein as a "Retroactive Taxable Allocation"), the Issuer, within 90 days (and generally within 60 days) after the end of the Issuer's fiscal year for which a Retroactive Taxable Allocation is made, will provide notice thereof to the Auction Agent and to each holder of shares of AMPS (initially Cede & Co. as nominee of DTC) during such fiscal year at such holder's address as the same appears or last appeared on the stock books of the Issuer. The Issuer, within 30 days after such notice is given to the Auction Agent, will pay to the Auction Agent (who then will distribute to such holders of AMPS), out of funds legally available therefor, an amount equal to the aggregate Additional Dividend with respect to all Retroactive Taxable Allocations made to such holders during the fiscal year in question.

     3. The Issuer will notify DTC, at least 10 Business Days prior to the payment date for any Additional Dividends, of (i) the record date for holders of shares of AMPS entitled to receive Additional Dividends, (ii) the amount of Additional Dividends payable on a per share basis to such holders and (iii) the CUSIP numbers set forth on the stock certificates representing such shares of AMPS.

     4. The Prospectus indicates that if the Issuer does not give advance notice of the amount of net capital gains or other income subject to regular Federal income tax to be included in a dividend on shares of AMPS in the related Auction, the Issuer may include such taxable income in a dividend on shares of AMPS if it increases the dividend by an additional amount calculated as if such income were a Retroactive Taxable Allocation and the additional amount were an Additional Dividend. The Issuer or the Auction Agent will notify DTC, at least five Business Days prior to the applicable Dividend Payment Date, of the amount of such additional amount to be included in the dividend on a per share basis.

     5. The Prospectus indicates that in the event a Response (as defined in the Prospectus) indicates that it is advisable that the Issuer give a
     Notice of Special Dividend
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     Period (as defined in the Prospectus) for the AMPS, the Issuer, by no later than the second Business Day prior to the relevant Auction Date (as defined in the Prospectus), may give a Notice of Special Dividend Period to the Auction Agent, DTC and each Broker-Dealer (as defined in the Prospectus), which notice will specify (i) the duration of the Special Dividend Period (as defined in the Prospectus), (ii) the Optional Redemption Price as specified in the related Response and (iii) the Specific Redemption Provisions, if any, as specified in the related Response. The Issuer is required to give telephonic and written notice (a "Notice of Revocation") to the Auction Agent, each Broker-Dealer, and DTC (as described in paragraph 6 hereof) on or prior to the Business Day prior to the relevant Auction Date under the circumstances specified in the Prospectus.

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